Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

China Digital TV Holding Co., Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-149888, No. 333-178533 and No. 333-186336) on Form S-8 of China Digital TV Holding Co., Ltd. of our reports dated April 22, 2016, with respect to the consolidated balance sheet of China Digital TV Holding Co., Ltd. as of December 31, 2015, and the related consolidated statements of comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 20-F of China Digital TV Holding Co., Ltd.

/s/ KPMG Huazhen LLP

Beijing, China

April 22, 2016